Exhibit 99

For immediate release	For information contact:
F. Barry Bilson
(410) 539-0000
www.leggmason.com

LEGG MASON REPORTS RECORD JUNE QUARTER
Earnings Up 19% to New Record; EPS a Record $0.83
Assets Under Management Up 13% During the Quarter, to $217 Billion

Baltimore, Maryland -- July 17, 2003 -- Legg Mason, Inc. (NYSE: LM) today reported record revenues, earnings and earnings per share for the quarter ended June 30, 2003. Net revenues were $423.3 million, up 8% from the June 2002 quarter and 7% above the prior record quarter in March 2002. Net earnings were $58.4 million, up 19% from a year ago and 16% above the prior record set in March 2000. Diluted earnings per share were $0.83, up 17% from a year ago and 11% higher than the previous record set in March 2000.1

Over the last three months, our assets under management increased to $215.4 billion, up $23.2 billion, or 12%. All growth was organic. In addition, a definitional change according to which we added certain assets of joint ventures that we had previously excluded, increased our assets under management by an additional $1.2 billion, resulting in total assets under management of $216.6 billion, up 13% for the quarter and 22% for the year.

Commenting on the results, Raymond A. "Chip" Mason, chairman and CEO, said:

"In May, when we reported our record fiscal 2003 results, I commented that Legg Mason could benefit meaningfully from a return to less chaotic equity markets. Our results this quarter demonstrate the value of our equity assets under management and the importance of the equity markets in increasing our earnings. Asset Management -- particularly Private Capital Management -- and our Private Client business had particularly strong earnings growth this quarter, and fixed income capital markets remained strong.

"Since March 2003, our assets under management have increased significantly. Western Asset continued to be the largest factor in the increase, based on both their market performance and positive client cash flows -- particularly outside the U.S., where they have virtually doubled their assets under management in the last 12 months. All of our managers achieved increases in assets under management during the quarter, with Legg Mason Funds/Capital Management, Private Capital Management and Royce each realizing increases above 25%."

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1) Diluted earnings per share does not include 4.4 million shares issuable upon conversion of our zero-coupon contingent convertible senior notes that in future quarters may, under certain circumstances, be required to be accounted for as if converted.

LEGG MASON, INC.
News Release -- July 17, 2003

Consolidated Results for the Quarter

Investment advisory and related fees for the quarter ended June 30, 2003 totaled $241.8 million, up 9% from $222.3 million in the June 2002 quarter, primarily due to an increase in recurring fees at Western Asset, our leading fixed income manager, reflecting their 25% increase in assets under management over the last 12 months, and at Private Capital Management, our premier wealth manager, reflecting their 29% increase in managed assets during the same period. Investment advisory and related fees represented 57% of the firm's consolidated net revenues, unchanged from a year ago.

Revenues from retail and institutional securities brokerage, which includes commissions plus principal transaction revenues, totaled $127.3 million, up 5% from $121.1 million a year ago. Commissions were down 1% to $84.3 million, due to a decrease in sales of non-proprietary mutual funds. Commissions represented 20% of the firm's consolidated net revenues, down from 22% a year ago. Principal transaction revenues were up 19% to $42.9 million, primarily due to increased institutional taxable fixed income transaction revenues.

Investment banking revenues were $31.5 million, unchanged from a year ago, as substantial increases in retail selling concessions and public finance revenues were offset by decreases in corporate advisory revenues and institutional selling concessions.

Net interest profit was $5.8 million, up 26% from $4.6 million a year ago, primarily due to a significant decline in the interest rates paid on customer credits balances, while other revenues were $17.0 million, up 32% from $12.9 million, primarily due to an increase in the value of firm investments.

The pre-tax profit margin on net revenues was 22.5% in the current quarter, up from 20.5% a year ago, and the effective tax rate was 38.6%, down from 39.0%. The annualized return on equity was 18.1%, versus 17.7%.

As of June 30, 2003, stockholders' equity was $1.325 billion, up 17% from $1.135 billion a year ago; book value per share was up 16%, to $19.58 from $16.88. The Company had 67.6 million shares outstanding at quarter end, including exchangeable shares.

Assets Under Management and Total Client Assets

Assets under management as of June 30, 2003 aggregated a record $216.6 billion, up 22% from $177.7 billion a year ago and up 13% from $192.2 billion in March. Reflecting the improved equity markets during the quarter, equity assets increased to 35% of the total managed assets from 31% in March. Equity assets also represent 69% of our mutual fund assets. Our institutional asset management division was responsible for 68% of our total assets under management as of June 30, with our mutual funds management division responsible for 21% and our wealth management division, 11%.

LEGG MASON, INC.
News Release -- July 17, 2003

The $24.4 billion increase in assets under management during the quarter was due to the following factors: approximately 70% was a result of market appreciation, approximately 22% was from positive net client cash flows, approximately 5% was due to the inclusion of certain assets managed by joint ventures which we had previously excluded, and approximately 3% was a result of currency translation gains. All of our managers contributed positively to the increase. Legg Mason Funds/Capital Management, Royce and Private Capital Management all enjoyed greater than 25% increases in their managed assets during the quarter, although the largest dollar contributor was Western Asset, due to their continued strong market performance and client cash flows.

All of our managers reported market appreciation. Western Asset, Legg Mason Funds/Capital Management, Private Capital Management, Royce, Batterymarch and Brandywine were the largest dollar contributors. Eight of the 21 Legg Mason Funds, representing 80% of the Funds' assets under management, were in funds that performed in the top quartile of their respective Lipper categories for the year ended June 30, 2003, including Focus Trust, which was the #1 fund among all 649 large-cap growth equity funds, and Special Investment Trust, which was #3 among all 307 mid-cap core equity funds. During the same period, Western Asset's Intermediate institutional fund was the #1 performing fund among all 143 short-intermediate term, investment grade debt funds.

Western Asset accounted for just over half of consolidated net client cash flows during the quarter, although Legg Mason Funds/Capital Management, Private Capital Management, Royce and all of our domestic institutional managers also had strong positive flows.

Total client assets, which include assets in our clients' securities brokerage accounts plus assets under management, minus any overlap, aggregated $278.4 billion as of June 30, 2003.

Segment Results for the Quarter

Our Asset Management and Private Client business segments were the primary contributors to our record earnings in the quarter ended June 30, 2003.

The net revenues of our Asset Management business segment totaled $188.9 million, up 16% from the year ago quarter, and this segment's pre-tax earnings increased by 18%, to $54.8 million. The increases in assets under management, and resulting increases in recurring fees, at Western Asset and Private Capital Management were the primary contributors to the segment's increase in net revenues.

Private Client's net revenues totaled $158.7 million, up 2% from a year ago, primarily reflecting the increase in the firm's participations in public offerings of equity securities and closed end funds, while this business segment's pre-tax earnings increased by 32%, to $28.4 million, primarily as a result of decreases in compensation, communications and technology and other expenses.

LEGG MASON, INC.
News Release -- July 17, 2003

The net revenues of our Capital Markets business segment were up 3%, to $68.3 million, primarily due to the continued strength of taxable fixed income and, to a lesser extent, public finance. This segment's pre-tax earnings dropped by 8%, to $12.3 million, primarily due to lower revenues and profits in investment banking.

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 10:00 a.m. EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-800-475-2151 (or 1-973-582-2710 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay of the live broadcast will be available on the Legg Mason website or by dialing 1-877-519-4471 (or 1-973-341-3080 for international calls), access Pin Number 4035845, after the completion of the call.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries.

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

LEGG MASON, INC.
News Release - July 17, 2003

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Quarters Ended June 30, 2003 and 2002
	(000's, except per share amounts)

	2003	% of Net Revenues	2002	% of Net Revenues

Revenues
Investment advisory and related fees	$241,825	57.1	$222,348	56.7
Commissions	84,306	19.9	84,828	21.6
Principal transactions	42,946	10.2	36,235	9.2
Investment banking	31,467	7.4	31,535	8.0
Interest	22,580	5.4	29,540	7.6
Other	17,026	4.0	12,891	3.3

Total revenues	440,150	104.0	417,377	106.4
Interest expense	16,811	4.0	24,953	6.4

Net revenues	423,339	100.0	392,424	100.0

Non-Interest Expenses
Compensation and benefits	245,728	58.0	234,814	59.8
Communications and technology	23,048	5.4	22,660	5.8
Occupancy	16,709	4.0	15,979	4.1
Amortization of intangible assets	5,992	1.4	6,318	1.6
Other	36,804	8.7	32,295	8.2

Total non-interest expenses	328,281	77.5	312,066	79.5

Earnings before Income Tax Provision	95,058	22.5	80,358	20.5

Income tax provision	36,692	8.7	31,340	8.0

Net Earnings	$58,366	13.8	$49,018	12.5

Earnings Per Common Share
Basic	$0.88		$0.74
Diluted	$0.83		$0.71

Weighted Average Number of Common
Shares Outstanding
Basic	66,173		65,938
Diluted	70,125		69,054

Book Value Per Common Share	$19.58		$16.88

LEGG MASON, INC.
News Release - July 17, 2003

LEGG MASON, INC. AND SUBSIDIARIES
Business Segment Financial Results
For the Quarters Ended June 30, 2003 and 2002
	(Dollars in thousands)

	2003	% of Total	2002	% of Total

Net Revenues
Asset Management	$188,861	44.6	$163,187	41.6
Private Client	158,744	37.5	156,152	39.8
Capital Markets	68,275	16.1	66,240	16.9
Other	7,459	1.8	6,845	1.7

Total	$423,339	100.0	$392,424	100.0

Earnings before Income Tax Provision
Asset Management	$54,805	57.7	$46,296	57.6
Private Client	28,355	29.8	21,486	26.7
Capital Markets	12,263	12.9	13,273	16.5
Other	(365)	(0.4)	(697)	(0.8)

Total	$95,058	100.0	$80,358	100.0

Profit Margin	2003		2002

Asset Management	29.0%		28.4%
Private Client	17.9		13.8
Capital Markets	18.0		20.0
Other	(4.9)		(10.2)
Consolidated	22.5		20.5